NEWS RELEASE

R&B, Inc.



                                                 Corporate Headquarters:
                                                 R&B, Inc.
                                                 3400 East Walnut Street
                                                 Colmar, Pennsylvania 18915
                                                 Fax: (215) 997-8577


For Further Information Contact:                Visit our Home Page:
Mathias J. Barton, DFO                          www.rbinc.com
(215) 997-1800 x 5132
E-mail: MBarton@rbinc.com


R&B, Inc. Reports Sales and Earnings for the Fourth Quarter and Year Ended December 25, 2004; Announces 2-for-1 Stock Split.

        Colmar, Pennsylvania (February 25, 2005) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the fourth quarter and year ended December 25, 2004. The Company also announced a 2-for-1 stock split on its common stock, payable in the form of a stock dividend of one share for each share held.

        For the fourth quarter ended December 25, 2004, sales increased 17% to $65.1 million from $55.6 million in the same period last year. Net income in the fourth quarter of 2004 was $4.0 million compared to net income of $3.8 million in the same period last year. Diluted earnings per share in the fourth quarter increased 5% to $0.44 from $0.42 in the same period last year.

        For the year ended December 25, 2004, sales increased 12% to $249.5 million from $222.1 million in the same period last year. Diluted earnings per share for the year ended December 25, 2004 increased 27% to $1.86 compared to $1.47 in the same period last year. Net income for the year ended December 25, 2004 was $17.1 million compared to net income of $13.3 million in the same period last year.

        Volume in 2004 increased primarily as a result of continued sales growth from recently introduced new products. Results in the fourth quarter were negatively impacted by low margins on two large product line updates and approximately $0.6 million in incremental expediting costs incurred to maintain satisfactory customer fill rates resulting from material shortages for certain items and higher than planned demand. Total incremental expediting costs in 2004 were $1.3 million. The Company does not expect to incur further costs in 2005 as inventory levels and fill rates had returned to acceptable levels by year end.

        Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our success in 2004 is the direct result of our customers embracing the benefits of new products as a comprehen sive sales tool capable of delivering double digit sales growth. We are particularly enthusiastic about the recent performance of our Dorman OE Solutions line of hard parts. Throughout 2004 we have continued to invest in our product development capabilities, and we plan to invest further in 2005. Our goal is to double our current level of new product development and promotional support by the end of 2006."


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        In connection with the Company's 2-for-1 stock split, stockholders as of the close of business on March 15, 2005 will be issued one additional share for each share of common stock held on the record date, with a payment date of March 28, 2005.

        Mr. Berman said, "This stock split demonstrates our commitment to increasing shareholder value. We believe that this stock split will broaden our base of investors and improve the trading liquidity of our stock."

        R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.

        Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."




                            R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                     13 Weeks       13 Weeks
                                     ---------      ---------
Fourth Quarter (unaudited)      12/25/04  Pct.  12/27/03    Pct.
Net sales                       $65,109  100.0  $55,560    100.0
Cost of goods sold               42,101   64.7   33,959     61.1
Gross profit                     23,008   35.3   21,601     38.9
Selling, general and
 administrative expenses         16,065   24.6   14,869     26.8
Income from operations            6,943   10.7    6,732     12.1
Interest expense, net               620    1.0      755      1.3
Income before income taxes        6,323    9.7    5,977     10.8
Provision for income taxes        2,279    3.5    2,140      3.9
Net income                      $ 4,044    6.2  $ 3,837      6.9
Earnings per share
     Basic                      $  0.45    -    $  0.44       -
     Diluted                    $  0.44    -    $  0.42       -
Average shares outstanding
     Basic                        8,902    -      8,757       -
     Diluted                      9,212    -      9,117       -

                                    52 Weeks           52 Weeks
                                    --------           --------
Fiscal Year                    12/25/04   Pct. 12/27/03     Pct.
Net sales                      $249,526  100.0 $222,083    100.0
Cost of goods sold              157,004   62.9  139,875     63.0
Gross profit                     92,522   37.1   82,208     37.0
Selling, general and
 administrative expenses         62,884   25.2   58,156     26.2
Income from operations           29,638   11.9   24,052     10.8
Interest expense, net             2,853    1.2    3,376      1.5
Income before income taxes       26,785   10.7   20,676      9.3
Provision for income taxes        9,704    3.9    7,372      3.3
Net income                      $17,081    6.8  $13,304      6.0
Earnings per share
     Basic                      $  1.93    -    $  1.54       -
     Diluted                    $  1.86    -    $  1.47       -
Average shares outstanding
     Basic                        8,845    -      8,647       -
     Diluted                      9,184    -      9,050       -


                            R&B, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                  12/25/04           12/27/03
Assets:
Cash and short term investments  $  7,152            $ 25,082
Accounts receivable                60,962              44,127
Inventories                        61,436              51,170
Prepaid expenses and other         10,026               8,849
Total current assets              139,576             129,228
Property & equipment               25,698              17,590
Goodwill                           29,410              29,125
Other assets                          720                 663
Total assets                     $195,404            $176,606

Liability & Shareholders' Equity:
Current portion of long-term debt$  9,045            $  8,571
Accounts payable                   15,599              10,029
Accrued expenses and other         13,347              12,176
Total current liabilities          37,991              30,776
Long-term debt                     25,714              35,213
Deferred income taxes               6,472               4,632
Shareholders' equity              125,227             105,985
Total Liabilities and Equity     $195,404            $176,606


Selected Cash Flow Information:
(in thousands)              13 Weeks (unaudited)      52 Weeks
                            --------------------      --------
                           12/25/04     12/27/03   12/25/04  12/27/03
Depreciation and
amortization                $ 1,157      $1,288    $  4,545   $ 4,640
Capital Expenditures        $ 3,578      $2,255    $ 12,801   $ 5,598